Preliminary Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-AR7 Trust

$ [929,502,100]

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Mortgage Securities Corp.
Seller

Washington Mutual Bank
Servicer

Countrywide Home Loans, Inc.
Servicer

LaSalle Bank National Association
Trustee

August [10], 2006

Closing Date	August 29, 2006
Investor Settlement Date	August 29, 2006
First Distribution Date	September 25, 2006
Cut-Off Date	August 1, 200

WaMu Capital Corp.,
A Washington Mutual, Inc. Company

Important Notice About Information Presented in this
Preliminary Term Sheet

The securities described in this preliminary term sheet may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this preliminary term sheet in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series AR free writing prospectus, along with this preliminary term sheet, describes more specifically the terms of your series of certificates. This preliminary term sheet does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this preliminary term sheet is subject to completion or change. The information in this preliminary term sheet supersedes information contained in any prior term sheet relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire preliminary term sheet and the prospectus and the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series AR free writing prospectus we will provide you. You may obtain a copy of the prospectus and the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series AR free writing prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS PRELIMINARY TERM SHEET REFLECTS THE PRELIMINARY CHARACTERISTICS OF THE MORTGAGE POOL AS OF THE CUT-OFF DATE, WHICH IS AUGUST 1, 2006.  THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE.  ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this preliminary term sheet. The mortgage-backed securities referred to in this preliminary term sheet are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this preliminary term sheet. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates,
WMALT Series 2006-AR7 Trust

$ [929,502,100]

Description of Certificates

	Principal/ Notional Amount (Approx.) (1)	WAL (Yrs) To Call/Mat (2)	Pmt Window (Mths) To Call/Mat (2)	Interest Rate Type	Tranche Type

Expected Ratings S&P/Moody's

A-1A	$ 680,196,000	4.01/4.34	1-126/1-480	Variable (3)	Senior	AAA/Aaa
A-1B	$ 85,025,000	4.01/4.34	1-126/1-480	Variable (3)	Senior Mezz	AAA/Aaa
A-1C	$ 85,025,000	4.01/4.34	1-126/1-480	Variable (4)	Junior Mezz	AAA/Aaa
R	$ 100				Senior/Residual	AAA/Aaa
PPP	$ 100			Variable (5)	Prepayment Penalty	AAA/Aaa
X-1	$ 224,600,968			Variable (6)	Senior IO/PO	AAA/Aaa
X-2	$ 736,129,927			Variable (6)	Senior IO/PO	AAA/Aaa
X-3	$ 161,665,552			[1.25%] (7)	Senior IO	AAA/Aaa
X-4	$ 343,686,721			[1.25%] (8)	Senior IO	AAA/Aaa
B-1	$ 19,215,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	AA+/Aa1
B-2	$ 19,214,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	AA/Aa1
B-3	$ 7,205,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	AA-/Aa1
B-4	$ 9,607,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	A+/Aa2
B-5	$ 4,803,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	A/Aa2
B-6	$ 7,205,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	A-/A1
B-7	$ 2,401,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	BBB+/A1
B-8	$ 4,803,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	BBB/A2
B-9	$ 4,803,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	BBB-/A3
B-10	$ 5,284,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	BB+/Baa2
B-11	$ 4,803,000	7.08/7.85	1-126/1-480	Variable (9)	Subordinate	BB/Baa3
B-12	$ 4,803,000	Privately Offered Certificates			Subordinate	BB-/BA2
B-13	$ 7,685,000				Subordinate	B/NR
B-14	$ 8,653,795				Subordinate	NR/NR
Total:	$ 960,730,895

(1)     Distributions on the Class A-1A, Class A-1B, Class A-1C, Class X-1, Class X-2, Class X-3, Class X-4, Class PPP, Class R and Subordinate Certificates will be derived primarily from a pool of conforming balance and non-conforming balance adjustable-rate mortgage loans indexed off of One-Year MTA or One-Month Libor (each as defined herein) (the "Mortgage Loans").

Distributions on the Class X-1 Certificates will be derived primarily from Mortgage Loans that do not impose prepayment penalties (the "Subgroup 1 Mortgage Loans").

Distributions on the Class X-2 Certificates will be derived primarily from Mortgage Loans that (i) impose a prepayment penalty for voluntary prepayments in full, but which Mortgage Loans are not Subgroup 2b Mortgage Loans or Subgroup 2c Mortgage Loans (each as defined below) (collectively, the "Subgroup 2a Mortgage Loans"), (ii) impose a "hard" prepayment penalty (one for which the related mortgage note does not provide for any exceptions to the payment of the prepayment penalty) for voluntary prepayments in full for a period of 12 months from the date of origination of such Mortgage Loan (the "Subgroup 2b Mortgage Loans") and (iii) impose a "hard" prepayment penalty (one for which the related mortgage note does not provide for any exceptions to the payment of the prepayment penalty) for voluntary prepayments in full for a period of 36 months [or greater] from the date of origination of such Mortgage Loan (the "Subgroup 2c Mortgage Loans" and, together with the Subgroup 2a Mortgage Loans and Subgroup 2b Mortgage Loans, the "Subgroup 2 Mortgage Loans")..

Distributions on the Class X-3 Certificates will be derived primarily from the Subgroup 2b Mortgage Loans.

Distributions on the Class X-4 Certificates will be derived primarily from the Subgroup 2c Mortgage Loans.

(2)     WAL and Payment Windows for the Class A-1A, Class A-1B, Class A-1C, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8 and Class B-9 Certificates are shown to the Optional Call Date (as defined herein) and to Maturity.

(3)     On each Distribution Date (as defined herein), the certificate interest rate for the Class A-1A and Class A-1B Certificates will be equal to the lesser of (i) One-Year MTA plus [___]% and (ii) the Net WAC Cap (as defined herein) for the Mortgage Loans. In addition, if on the initial Distribution Date the certificate interest rate for the Class A-1A and Class A-1B Certificates is equal to the Net WAC Cap for the Mortgage Loans, the Class A-1A and Class A-1B Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts (as defined herein) from amounts, if any, otherwise payable to the Class X-1 and Class X-2 Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to carryover shortfall payments, if any, the annual certificate interest rate on these certificates will equal approximately [__]%

(4)     For each Distribution Date, the certificate interest rate for the Class A-1C Certificates will be equal to the least of (i) the London Interbank Offered Rate for one-month United States dollar deposits ("LIBOR") plus the related margin (in each case, the margin will be multiplied by 2.0 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap (as defined herein) for the Mortgage Loans and (iii) the Net Life Cap (as defined herein) for the Mortgage Loans. In addition, if on any Distribution Date the certificate interest rate for the Class A-1C Certificates is equal to the Adjusted Net WAC Cap, such certificates may be entitled to receive, as interest, Carryover Shortfall Amounts from amounts, if any, otherwise payable to the Class X-1 and Class X-2 Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

(5)     The Class PPP Certificates will receive $100 of principal on the Distribution Date in August 2010, from a reserve fund to be funded on the Closing Date (as defined herein) with a deposit by the underwriter. The Class PPP Certificates will not receive interest. The Class PPP Certificates will also have a notional balance; the Class PPP notional amount will equal the aggregate principal balance of the Subgroup 2 Mortgage Loans as of the Cut-Off Date (as defined herein).  However, the Class PPP Certificates will not accrue interest on its notional balance. The Class PPP Certificates will be entitled to receive all prepayment penalty payments, with respect to voluntary full prepayments, remitted to the Trust for each Subgroup 2 Mortgage Loan.  See "The Class PPP Certificates" herein and the "Prepay Term (Months)" table herein for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms.

(6)     Solely for purposes of calculating distributions of principal and interest and the allocation of losses realized on the Mortgage Loans, the Class X-1 and Class X-2 Certificates will each be deemed to be comprised of an interest-only component (each, a "Class X IO Component") and a principal-only component (each, a "Class X PO Component"). Interest, if any, will be payable with respect to the Class X IO Components. The Class X IO Components will not have a principal balance and principal will not be payable with respect to any Class X IO Component. Each Class X PO Component will have a principal balance which initially will equal zero. Interest will not accrue on any Class X PO Component. In the event that interest otherwise payable with respect to each Class X IO Component is reduced as a result of the allocation of net negative amortization (as described herein), the amount of such reduction will be added as principal to the related Class X principal balance.

The amount of interest available for distribution to the Class X-1 Certificates on any Distribution Date (before giving effect to the allocation of any shortfall in interest collections and payment of Carryover Shortfall Amounts) will equal, subject to the limitations described in this footnote (6), the excess, if any, of:

(x)    the product of (i) a fraction, the numerator of which is the Net WAC Cap for the Subgroup 1 Mortgage Loans and the denominator of which is 12, and (ii) the Subgroup 1 Balance (as defined herein) over

(y)    the product of (i) a fraction, the numerator of which is the Weighted Average Certificate Interest Rate (as defined herein) and the denominator of which is 12, and (ii) the Subgroup 1 Balance reduced by the Class X-1 Principal Balance.

The amount of interest available for distribution to the Class X-2 Certificates on any Distribution Date (before giving effect to the allocation of any shortfall in interest collections and payment of Carryover Shortfall Amounts) will equal, subject to the limitations described in this footnote (6), the excess, if any, of:

(x)    the product of (i) a fraction, the numerator of which is the Net WAC Cap for the Subgroup 2 Mortgage Loans and the denominator of which is 12, and (ii) the Subgroup 2 Balance (as defined herein) over

(y)    the product of (i) a fraction, the numerator of which is the Weighted Average Certificate Interest Rate and the denominator of which is 12, and (ii) the Subgroup 2 Balance reduced by the Class X-2 Principal Balance.

Notwithstanding the foregoing, interest otherwise available for distribution to the Class X-1 and Class X-2 Certificates on any Distribution Date may instead be distributed as Carryover Shortfall Amounts.  See "Carryover Shortfall Amount" and "Certificates Priority of Distributions"  in this preliminary term sheet.

Notwithstanding the foregoing, if the aggregate amount of interest available for distribution to the Class X-1 and X-2 Certificates on any Distribution Date, calculated as described above, is greater than the Maximum Class X Interest Amount (as defined herein), then the aggregate amount of interest available for distribution to the Class X-1 and Class X-2 Certificates will be capped at the Maximum Class X Interest Amount, and the amount of interest accrued on each of the Class X-1 and Class X-2 Certificates, if such amount is positive, will equal its pro rata portion of the Maximum Class X Interest Amount (pro rata according to such amount, calculated as described above without giving effect to this sentence).

(7)     The Class X-3 Certificates will accrue interest on the Class X-3 Notional Amount, which will equal the Subgroup 2b Balance (as defined herein). The Class X-3 Certificates will not be entitled to distributions of principal.

(8)     The Class X-4 Certificates will accrue interest on the Class X-4 Notional Amount, which will equal the Subgroup 2c Balance (as defined herein). The Class X-4 Certificates will not be entitled to distributions of principal.

(9)     For each Distribution Date, the certificate interest rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8, Class B-9, Class B-10 and Class B-11 Certificates will be equal to the least of (i) LIBOR plus the related margin (in each case, the margin will be multiplied by 1.5 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap for the Mortgage Loans and (iii) the Net Life Cap  for the Mortgage Loans. In addition, if on any Distribution Date the certificate interest rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8 Class B-9, Class B-10 or Class B-11 Certificates is equal to the Adjusted Net WAC Cap, such certificates may be entitled to receive, as interest, Carryover Shortfall Amounts from amounts, if any, otherwise payable to the Class X-1 and Class X-2 Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Transaction Summary

Depositor: WaMu Asset Acceptance Corp. ("WAAC").

Trust: Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-AR7 Trust

Servicers: Washington Mutual Bank ("WMB") and Countrywide Home Loans, Inc. ("Countrywide").

Lead Manager: WaMu Capital Corp.

Trustee: LaSalle Bank National Association.

Rating Agencies: It is anticipated that the Offered Certificates will be rated by Moody's and Standard & Poor's and assigned the credit ratings described herein.

Cut-off Date: August 1, 2006.

Expected Pricing Date: On or about August 11, 2006

Closing Date: On or about August 29, 2006.

Distribution Date: The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in September 2006.

Servicing Fee for Subgroup 1 One-Year MTA Mortgage Loans:      The servicing fee for each Mortgage Loan serviced by WMB (each a "WMB Mortgage Loan") in Subgroup 1 indexed to One-Year MTA will be calculated as a per annum percentage for each such Mortgage Loan. The servicing fee for each WMB Mortgage Loan in Subgroup 1 indexed to One-Year MTA will equal the greater of (i) 0.375% and (ii) the excess, if any, of the gross margin on the applicable Mortgage Loan (as stated in the related mortgage note) over 1.40%.  The servicing fee for each Mortgage Loan serviced by Countrywide (each a "Countrywide Mortgage Loan") in Subgroup 1 indexed to One-Year MTA will range from [___]% to [___]%, with a weighted average of approximately [___]%.

Servicing Fee for Subgroup 2a One-Year MTA Mortgage Loans:      The servicing fee for each WMB Mortgage Loan in Subgroup 2a indexed to One-Year MTA will be calculated as a per annum percentage for each such Mortgage Loan. The servicing fee for each WMB Mortgage Loan in Subgroup 2a indexed to One-Year MTA will equal the greater of (i) 0.375% and (ii) the excess, if any, of the gross margin on the applicable Mortgage Loan (as stated in the related mortgage note) over 1.50%.  The servicing fee for each Countrywide Mortgage Loan in Subgroup 2a indexed to One-Year MTA will range from [___]% to [___]%, with a weighted average of approximately [___]%.

Servicing Fee for Subgroup 2b One-Year MTA Mortgage Loans:      The servicing fee for each WMB Mortgage Loan in Subgroup 2b indexed to One-Year MTA will be calculated as a per annum percentage for each such Mortgage Loan. The servicing fee for each WMB Mortgage Loan in Subgroup 2b indexed to One-Year MTA will equal the greater of (i) 0.375% and (ii) the excess, if any, of the gross margin on the applicable Mortgage Loan (as stated in the related mortgage note) over 1.50%.  The servicing fee for each Countrywide Mortgage Loan in Subgroup 2b indexed to One-Year MTA will range from [___]% to [___]%, with a weighted average of approximately [___]%.

Servicing Fee for Subgroup 2c One-Year MTA Mortgage Loans:      The servicing fee for each WMB Mortgage Loan in Subgroup 2c indexed to One-Year MTA will be calculated as a per annum percentage for each such Mortgage Loan. The servicing fee for each WMB Mortgage Loan in Subgroup 2c indexed to One-Year MTA will equal the greater of (i) 0.375% and (ii) the excess, if any, of the gross margin on the applicable Mortgage Loan (as stated in the related mortgage note) over 1.60%.  The servicing fee for each Countrywide Mortgage Loan in Subgroup 2c indexed to One-Year MTA will range from [___]% to [___]%, with a weighted average of approximately [___]%.

Servicing Fee for One-Month LIBOR Mortgage Loans:   The servicing fee for each WMB Mortgage Loan indexed to One-Month LIBOR will be calculated as a per annum percentage for each Mortgage Loan. The servicing fee for each WMB Mortgage Loan indexed to One-Month LIBOR will equal the greater of (i) 0.375% and (ii) the excess, if any, of the gross margin on the applicable Mortgage Loan (as stated in the related mortgage note) over 1.40%. [The servicing fee for each Countrywide Mortgage Loan indexed to One-Month LIBOR will range from [___]% to [___]%, with a weighted average of approximately [___]%.]

Certificates: The "Senior Certificates" will consist of the Class A-1A, Class A-1B and Class A-1C Certificates (the"Class A Certificates"), the Class X-1, Class X-2, Class X-3, Class X-4 Certificates (the "Class X Certificates") and Class R Certificates. The "Class PPP Certificates" will consist of the Class PPP Certificates. The "Senior Subordinate Certificates" will consist of the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8, Class B-9, Class B-10 and Class B-11 Certificates. The "Junior Subordinate Certificates" will consist of the Class B-12, Class B-13 and Class B-14 Certificates. The Senior Subordinate Certificates and Junior Subordinate Certificates are collectively known as the "Subordinate Certificates". The Senior Certificates and the Subordinate Certificates are collectively referred to herein as the "Certificates." The Class A, Class X, Class PPP, Class R and Senior Subordinate Certificates are being offered herein and are referred to herein as the "Offered Certificates".

Registration: Each class of Offered Certificates (other than Class R) will initially be represented by a single certificate registered in the name of Cede & Co., a nominee of The Depository Trust Company, New York, New York.

Federal Tax Treatment: It is anticipated that the Offered Certificates (other than the Class PPP Certificates) will be treated as REMIC regular interests for federal tax income purposes, coupled in certain cases with a right to receive additional payments pursuant to a notional principal contract. The Class PPP Certificates (in respect of their right to receive certain prepayment penalties) will be treated as stripped interests in the Mortgage Loans for federal income tax purposes. The Class R Certificate will be treated as a REMIC residual interest for tax purposes.  The Class PPP Certificates will not represent an interest in any REMIC.

SMMEA Treatment: The Class A, Class B-1, Class B-2, Class B-3 and Class X Certificates are expected to constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA"). The Class B-4, Class B-5, Class B-6, Class B-7, Class B-8, Class B-9, Class B-10, Class B-11, Class B-12, Class B-13, Class B-14 and Class PPP Certificates are not expected to constitute "mortgage related securities" for purposes of SMMEA.

ERISA Eligibility: The Offered Certificates (other than the Class PPP and Class R Certificates) are expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.  Prospective investors should review with their legal advisors whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code or other similar laws. The Class R and Class PPP Certificates are not expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.

Optional Termination: The terms of the transaction allow for an optional termination of the Trust which may be exercised once the aggregate principal balance of the Mortgage Loans is equal to or less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date (the "Optional Call Date").

Accrued Interest: The price to be paid by investors for the Class A-1C and Senior Subordinate Certificates will not include accrued interest (settling flat). The price to be paid by investors for the Class A-1A, Class A-1B and Class X Certificates will include [28] days of accrued interest.

Interest Accrual Period: The interest accrual period for the Class A-1C and Subordinate Certificates for a given Distribution Date will be the period beginning on the 25th day of the month immediately preceding the month during which such Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date) and ending on the 24th day of the month during which such Distribution Date occurs (on an actual/360 basis). The interest accrual period for the Class A-1A, Class A-1B and Class X Certificates will be on the calendar month prior to such Distribution Date (on a 30/360 basis).

Pricing Prepayment Speed: The Offered Certificates will be priced to a prepayment speed of 20% CPR.

Compensating Interest: Compensating interest paid by WMB with respect to the Mortgage Loans will equal the least of (a) any shortfall for the previous month in interest collections resulting from the timing of payoffs on the Mortgage Loans made from the 15th day of the calendar month before the Distribution Date to the last day of such month, (b) the sum of 1/12 of 0.050% of the aggregate Stated Principal Balance of such Mortgage Loans, any reinvestment income realized by WMB relating to payoffs on the Mortgage Loans made during the prepayment period, and interest payments on the payoffs received during the period of the 1st day through the 14th day of the month of the Distribution Date, as applicable and (c) 1/12 of 0.125% of the aggregate Stated Principal Balance of the Mortgage Loans.

 See "Mortgage Loans Serviced By Countrywide" in this Preliminary Term Sheet for information regarding Countrywide's obligations as servicer with respect to the Mortgage Loans serviced by Countrywide.

Mortgage Loans: As of August 1, 2006, the aggregate principal balance of the Mortgage Loans is approximately $[960,730,895]. As of August 1, 2006, the aggregate principal balance of the Subgroup 1 Mortgage Loans, Subgroup 2 Mortgage Loans, Subgroup 2a Mortgage Loans, Subgroup 2b Mortgage Loans and Subgroup 2c Mortgage Loans Mortgage is approximately $[224,600,968], $[736,129,927], $[62,705,705], $[161,665,552], and $[343,686,721], respectively. The Mortgage Loans consist of conventional, adjustable rate, first lien residential mortgage loans with original terms to maturity of not more than 30 or 40 years.  The Mortgage Loans are conforming and non-conforming balance mortgage loans.  All the Mortgage Loans accrue interest at a mortgage rate which adjusts monthly (after an initial fixed rate period of [1 or 3] months) based upon an Index rate of the 12-month moving average of the monthly yield on United States Treasury Security adjusted to a constant maturity of one year (the "One-Year MTA") or the average of interbank offered rates for one-month U.S. dollar-denominated deposits in the London market, as published in The Wall Street Journal and most recently available as of fifteen days before the applicable interest rate adjustment date ("One-Month LIBOR"). After the initial fixed interest rate period, the interest rate for each Mortgage Loan will adjust monthly to equal the sum of the related Index and the gross margin.  As of the Cut-off Date, approximately [19.85]% of the Mortgage Loans were still in their fixed rate period. None of the Mortgage Loans are subject to a periodic rate adjustment cap.  All of the Mortgage Loans are subject to a maximum mortgage rate.

For all of the Mortgage Loans, the Minimum Monthly Payment is set at origination and is adjusted on the first anniversary of the first due date and annually thereafter, subject to the limitations set forth below, to an amount which will fully amortize the Mortgage Loan at the then current mortgage interest rate in equal monthly installments over its remaining term to maturity (the "Minimum Monthly Payment").  This adjustment is subject to the conditions that (i) the amount of the Minimum Monthly Payment will not increase by an amount that is more than 7.50% of the current Minimum Monthly Payment, (ii) as of the fifth anniversary of the first due date and on the same day every five years thereafter, and on the final payment adjustment date, the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) above and (iii) if the unpaid principal balance exceeds a percentage (either 110% or 115%) the original principal balance due to negative amortization (the "Negative Amortization Limit"), the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) to amortize fully the then unpaid principal balance over the remaining term to maturity.

Negative amortization on a Mortgage Loan will occur when the monthly payment made by the borrower is less than interest accrued at the current mortgage rate on the unpaid principal balance of the Mortgage Loan (such deficiency, "Negative Amortization").  The amount of the Negative Amortization is added to the unpaid principal balance of the Mortgage Loan.

On the Closing Date, the aggregate principal balance of the Mortgage Loans as of the Cut-off Date is approximately $[960,730,895], subject to an increase or decrease of up to 10%.  It is expected that the characteristics of the Mortgage Loans on the closing date will be substantially similar to the characteristics of the Mortgage Loans described herein.  The initial principal balance of any of the Offered Certificates on the Closing Date is subject to an increase or decrease of up to 10% from the amounts shown herein.

Originator Concentrations	Approx %
COUNTRYWIDE HOME LOANS	[23.37]%
ALLIANCE BANCORP	[21.09]%
FIRST MAGNUS FINANCIAL	[15.51]%
FIRST HORIZON HOME LOAN CORP	[10.39]%
TOTAL	[70.36]%

See "Originator Disclosure" section.

Class PPP Certificates: With respect to each WMB Mortgage Loan, (a) all prepayment penalty payments on such Mortgage Loans remitted to the Trust with respect to voluntary full prepayments that have prepayment penalties and (b) any amounts paid by WMB, as servicer, pursuant to the pooling agreement if WMB, as servicer, waives a penalty on a voluntary full prepayment of a WMB Mortgage Loan other than in accordance with the standards set forth in the pooling agreement, or paid by the Depositor pursuant to the mortgage loan sale agreement if it breaches certain representations and warranties with respect to a WMB Mortgage Loan that requires payment of a penalty on voluntary full prepayment (each an "Assigned Prepayment Penalty") will be distributed to the holders of the Class PPP Certificates in the following manner: on each Distribution Date the Class PPP Certificates will be entitled to receive all such prepayment penalty payments remitted to the Trust during the period from the 15th day of the immediately preceding calendar month (or, in the case of the first Distribution Date, from the Cut-Off Date) through the 14th day of the current calendar for each WMB Mortgage Loan in Subgroup 2 that imposes a penalty on voluntary full prepayment. The holders of the Class PPP Certificates will not receive any prepayment penalty payment with respect to voluntary partial prepayments; each such payment will be retained by the WMB, as servicer, as additional servicing compensation. No prepayment penalty payments will be available for distribution to holders of the other classes of certificates. No prepayment penalty payments on any Countrywide Mortgage Loan will be remitted to the Trust.  All such payments on Countrywide Mortgage Loans will be retained by Countrywide and will not be payable to any class of certificates.  Notwithstanding the foregoing, prepayment penalties on WMB Mortgage Loans are neither imposed nor remitted to the Trust (and therefore are not payable to the Class PPP Certificates) (i) in some cases where the mortgagor sells the mortgaged property and obtains a new mortgage loan originated and serviced by Washington Mutual Bank to purchase another property, provided that the prepayment is made no earlier than one year after origination, (ii) in some cases, for Mortgage Loans with prepayment penalty terms greater than 12 months, where the mortgagor refinances the Mortgage Loan with a new mortgage loan originated and serviced by Washington Mutual Bank, provided that 90 days or less remain in the prepayment penalty term or (iii) for prepayments of accrued but unpaid interest that has been added to principal as a result of negative amortization.  Moreover, regardless of the terms of the mortgage note, the WMB, as servicer, will not collect prepayment penalties after the third anniversary of the origination of any WMB Mortgage Loan. WMB, as servicer, will also not collect prepayment penalties due to involuntary prepayments such as foreclosures. In addition, under certain circumstances set forth in the Pooling Agreement, the payment of any otherwise applicable Assigned Prepayment Penalty by a mortgagor may be waived by WMB, as servicer, and, if waived in accordance with the terms of the pooling agreement, the amount of the waived Assigned Prepayment Penalty will not be available for distribution to the holders of the Class PPP Certificates.

Investors should conduct their own analysis of the effect, if any, that the payment of the Assigned Prepayment Penalties on the Class PPP Certificates, or decisions by WMB, as servicer, with respect to waiver thereof, may have on the performance of such certificates.  General economic conditions and homeowner mobility will also affect the prepayment rate.

In addition, under circumstances described in the pooling agreement, the depositor may be required to repurchase Mortgage Loans from the Trust (or substitute new mortgage loans for those Mortgage Loans). The holders of the Class PPP Certificates will not be entitled to any prepayment penalty on a Mortgage Loan that was purchased from the Trust or substituted for, or (in the case of a substitution) on the new mortgage loan.

As of the Cut-Off Date, certain of the Mortgage Loans impose prepayment penalties for certain prepayments of principal. See the "Prepay Term (Months)" table in this preliminary term sheet for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms. Generally, the WMB Mortgage Loans with prepayment penalties provide for the payment of a penalty in connection with certain voluntary, full or partial prepayments made within a period of time specified in the related mortgage note and generally ranging from [6 to 36 months] from the date of origination of such Mortgage Loan. The amount of the applicable prepayment penalty, to the extent permitted by applicable law, is as provided in the related mortgage note. Such prepayment premiums may discourage mortgagors from prepaying their Mortgage Loans during the period such prepayment penalties are in effect and, accordingly, thereby affect the rate of prepayment of such mortgage loans even in a declining interest rate environment.

In addition, the Class PPP Certificates will receive $100 of principal, on the Distribution Date in August 2010, from a reserve fund to be funded on the Closing Date with a deposit by the underwriter.

Credit Enhancement: Senior/Subordinate, shifting interest structure.  Credit enhancement for the Class A Certificates will consist of the subordination of the Subordinate Certificates, initially [11.5]% total subordination (subject to the variance stated in the collateral profile).

Shifting Interest: Until the first Distribution Date occurring after August 2016, the Subordinate Certificates will be locked out from receipt of prepayments in full on a Mortgage Loan (each, a "Payoff") and partial prepayments on a Mortgage Loan, including any amounts in excess of the Minimum Monthly Payment (each, a "Curtailment") (net of Negative Amortization) (unless the Class Principal Balances of the Class A and Class X Certificates are paid down to zero or the credit enhancement provided by the Subordinate Certificates has doubled prior to such date as described below). After such time and subject to standard collateral performance triggers (as described in the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series AR free writing prospectus), the Subordinate Certificates will receive their increasing portions of unscheduled principal payments (net of Negative Amortization).

The prepayment percentages on the Subordinate Certificates are as follows:

Periods:	Unscheduled Principal Payments (%)
September 2006 - August 2016	0% Pro Rata Share
September 2016 - August 2017	30% Pro Rata Share
September 2017 - August 2018	40% Pro Rata Share
September 2018 - August 2019	60% Pro Rata Share
September 2019 - August 2020	80% Pro Rata Share
September 2020 and after	100% Pro Rata Share

Notwithstanding the foregoing, if the credit enhancement provided by the Subordinate Certificates has doubled (subject to the performance triggers described in the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series AR free writing prospectus), (i) prior to the Distribution Date in September 2009, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate class principal balance of the Subordinate Certificates as of the Closing Date, do not exceed 20%,  the Subordinate Certificates will be entitled to 50% of their pro rata share of Payoffs and Curtailments (net of Negative Amortization) or (ii) on or after the Distribution Date in September 2009, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate class principal balance of the Subordinate Certificates as of the Closing Date, do not exceed 30%, the Subordinate Certificates will be entitled to 100% of their pro rata share of Payoffs and Curtailments (net of Negative Amortization).

In the event the current aggregate principal balance of the Class A and Class X Certificates, divided by the aggregate principal balance of the Class A, Class X and Subordinate Certificates (the "Senior Percentage") exceeds the applicable initial Senior Percentage as of the Closing Date, the Class A and Class X Certificates will receive all Payoffs and Curtailments (net of Negative Amortization) for the Mortgage Loans.

Stated Principal Balance:  The "Stated Principal Balance" of any Mortgage Loan as of any date of determination is equal to its principal balance as of the Cut-Off Date, after application of all scheduled principal payments due on or before the Cut-Off Date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to that Mortgage Loan on or before that date of determination, and as further reduced to the extent that any realized loss on that Mortgage Loan has been allocated to one or more classes of certificates on or before that date of determination, and as increased by the amounts of any Negative Amortization with respect to that Mortgage Loan for all prior interest accrual periods.

Class Principal Balance: The "Class Principal Balance" for any Distribution Date and for any class of certificates will equal the aggregate amount of principal to which such class or, in the case of the Class X Certificates, the related principal-only component, is entitled on the Closing Date, reduced by all distributions of principal to that class or component, as applicable, and all allocations of losses required to be borne by that class or component, as applicable, before that Distribution Date and increased by the portion of the aggregate Net Negative Amortization allocated to that class or component, as applicable.

Net Mortgage Rate:  The "Net Mortgage Rate" with respect to each Mortgage Loan is equal to the excess, if any, of the mortgage interest rate over the servicing fee rate.

Net WAC Cap:  The "Net WAC Cap" for (i) Subgroup 1 and Subgroup 2a is equal to the weighted average of the Net Mortgage Rates of the related Mortgage Loans, (ii) Subgroup 2b and Subgroup 2c is equal to the weighted average of the excess, if any, of the Net Mortgage Rates of the related Mortgage Loans over 1.25% and (iii) Subgroup 2 is equal to the weighted average of the Net WAC Cap for Subgroup 2a, Subgroup 2b and Subgroup 2c; in each case, as of the second preceding Due Date (after giving effect to (a) the payments due on the related Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on WMB Mortgage Loans received on or before the 14th day of the calendar month of that Due Date).

Adjusted Net WAC Cap:  The "Adjusted Net WAC Cap" is equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans, adjusted on an actual/360 basis.

Net Life Cap:  The "Net Life Cap" is the Adjusted Net WAC Cap modified as follows:  for purposes of calculating the Net WAC Cap, the lifetime maximum mortgage rate for each Mortgage Loan will be substituted for the per annum mortgage rate for such Mortgage Loan.

Subgroup 1 Balance

Subgroup 2 Balance

Subgroup 2a Balance

Subgroup 2b Balance

Subgroup 2c  Balance:   The "Subgroup 1 Balance'', "Subgroup 2 Balance", "Subgroup 2a Balance", "Subgroup 2b Balance" and "Subgroup 2c Balance" for any Distribution Date is the aggregate principal balance of the Subgroup 1 Mortgage Loans, Subgroup 2 Mortgage Loans, Subgroup 2a Mortgage Loans, Subgroup 2b Mortgage Loans and Subgroup 2c Mortgage Loans, respectively, as of the second preceding Due Date (after giving effect to (a) the payments due on the related Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on WMB Mortgage Loans received on or before the 14th day of the calendar month of that Due Date).

Aggregate

Loan Balance:  The "Aggregate Loan Balance'' for any Distribution Date is the aggregate principal balance of the Mortgage Loans as of the second preceding Due Date (after giving effect to (a) the payments due on those Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs on WMB Mortgage Loans received on or before the 14th day of the calendar month of that Due Date).

Maximum Class X Interest Amount:  The "Maximum Class X Interest Amount" for any Distribution Date is the excess, if any, of (x) the product of (i) a fraction, the numerator of which is the Net WAC Cap for the Mortgage Loans and the denominator of which is 12, and (ii) the Aggregate Loan Balance over (y) the product of (i) a fraction, the numerator of which is the Weighted Average Certificate Interest Rate and the denominator of which is 12, and (ii) the Aggregate Loan Balance reduced by the aggregate Class Principal Balance of the Class X-1 and Class X-2 Certificates.

Weighted Average  Certificate Interest Rate:  The "Weighted Average Certificate Interest Rate'' for any Distribution Date is the weighted average (weighted according to Class Principal Balance) of the annual certificate interest rates on the Class A and Subordinate Certificates (each of which annual certificate interest rates, in the case of the Class A-1C and Subordinate Certificates, will be multiplied by a fraction, the numerator of which is the actual number of days in the related certificate accrual period and the denominator of which is 30).

Carryover Shortfall Amount: With respect to the Class A-1A and Cass A-1B Certificates, if, on the initial Distribution Date, One-Year MTA plus the related margin for the Class A-1A and Class A-1B Certificates is greater than the Net WAC Cap, then such class will be entitled to the payment of an amount equal to the excess, if any, of (a) the amount of interest that would have accrued on such class at a certificate interest rate equal to the One-Year MTA plus the related margin, over (b) the actual amount of interest accrued on such class for such Distribution Date (together, the "Carryover Shortfall Amount").  Other than the initial Distribution Date, the Class A-1A and Class A-1B Certificates will not be entitled to Carryover Shortfall Amounts on any other Distribution Date.

With respect to the Class A-1C and Subordinate Certificates, if, on any Distribution Date, LIBOR plus the related margin for the Class A-1C and Subordinate Certificates is greater than the Adjusted Net WAC Cap, then such class will be entitled to the payment of an amount equal to the sum of (i) the excess, if any, of (a) the lesser of (1) interest accrued at LIBOR plus the related margin for such class and (2) the Net Life Cap over (b) the actual amount of interest accrued on such class for such Distribution Date and (ii) the unpaid portion of any such excess from previous Distribution Dates (and any interest thereon at the Certificate Interest Rate for such class without giving effect to the Adjusted Net WAC Cap) (together, the "Carryover Shortfall Amount").

Carryover Shortfall Amounts will be paid to the Class A Certificates pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class X-1 and Class X-2 Certificates (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-1 and Class X-2 Certificates) (which interest otherwise distributable to the Class X-1 and Class X-2 Certificates will be reduced as described herein under "Structure Rules-Certificates Priority of Distribution". Carryover Shortfall Amounts will be paid, sequentially in order of seniority, to the Subordinate Certificates, from the remaining interest otherwise distributable to the Class X-1 and Class X-2 Certificates (after the reduction due to Net Negative Amortization allocated to the Class X-1 and Class X-2 Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates).

Adjusted Cap Rate The "Adjusted Cap Rate" for any Distribution Date and the Class A-1A and Class A-1B Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans at the Net WAC Cap for the Mortgage Loans for that Distribution Date less the Net Negative Amortization (defined below) for the Mortgage Loans and (ii) 12, and the denominator of which is the Aggregate Loan Balance.

The "Adjusted Cap Rate" for any Distribution Date and the Class A-1C and each class of the Subordinate Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans at the Net WAC Cap for the Mortgage Loans for that Distribution Date less the Net Negative Amortization for the Mortgage Loans and (ii) 12, and the denominator of which is the Aggregate Loan Balance, such fraction multiplied by a ratio, the numerator of which is 30 and the denominator of which is the actual number of days in the related certificate accrual period.

Negative Amortization:  The Mortgage Loans may experience negative amortization when the interest accrued on a Mortgage Loan exceeds the monthly payment due on such Mortgage Loan. Such excess is deferred and added to the unpaid principal balance of such Mortgage Loan.

Net Negative Amortization:  The "Net Negative Amortization"  for the Subgroup 1 Mortgage Loans and the Subgroup 2 Mortgage Loans for any Distribution Date will equal the excess, if any, of (i) the aggregate amount of Negative Amortization with respect to the related Mortgage Loans during the prior calendar month over (ii) the aggregate amount of Payoffs and Curtailments received with respect to the related Mortgage Loans during the related Prepayment Period.

For any Distribution Date, the Net Negative Amortization for the Subgroup 1 Mortgage Loans and the Subgroup 2 Mortgage Loans will be allocated among the certificates as follows:

(i) first, the Net Negative Amortization for the Subgroup 1 Mortgage Loans, sequentially as follows:

(a)  first, to the Class X-1 Certificates until the interest otherwise payable to the Class X-1 Certificates is reduced to zero; and

(b)  second, to the Class X-2 Certificates until the interest otherwise payable to the Class X-2 Certificates is reduced to zero;

(ii) second, the Net Negative Amortization for the Subgroup 2 Mortgage Loans, sequentially as follows:

(a)  first, to the Class X-2 Certificates until the interest otherwise payable to the Class X-2 Certificates is reduced to zero; and

(b)  second, to the Class X-1 Certificates until the interest otherwise payable to the Class X-1 Certificates is reduced to zero; and

(iii) third, the aggregate Net Negative Amortization for the Subgroup 1 Mortgage Loans and the Subgroup 2 Mortgage Loans remaining after the allocations pursuant to clauses (i) and (ii) above, to the Class A and Subordinate Certificates in proportion to the excess, if any, for each such class of (x) the current interest accrued at the applicable certificate interest rate for such class over (y) the amount of current interest that would have accrued had the certificate interest rate for such class equaled the related Adjusted Cap Rate for such class and for such Distribution Date.

Structure Rules

Allocation of Realized Losses:  Any realized losses on the Mortgage Loans will be allocated as follows: first, to the Subordinate Certificates in reverse order of their numerical Class designations, in each case until the respective class principal balance has been reduced to zero; and second, any realized losses remaining on the Mortgage Loans to the Class A Certificates and the Class X PO Components, on a pro-rata basis, until the related class principal balance or component principal balance has been reduced to zero, provided, however, that the realized losses allocated to the Class A Certificates in the aggregate will be allocated, sequentially, as follows:

(a)           first, to the Class A-1C Certificates, until their principal balance is reduced to zero,

(b)           second, to the Class A-1B Certificates, until their principal balance is reduced to zero, and

(c)           third, to the Class A-1A Certificates, until their principal balance is reduced to zero.

Certificates Priority of Distributions:    Available funds from the Mortgage Loans will be distributed in the following order of priority:

1)                to the Senior Certificates, accrued and unpaid interest, pro rata, at the related certificate interest rate; provided, however, that any interest otherwise distributable with respect to the Class X-1 and Class X-2 Certificates will be reduced to the extent needed to pay any Carryover Shortfall Amounts as described below (after giving effect to the allocation of any Net Negative Amortization);

2)       to the Class A and Class R Certificates and the Class X-1 and Class X-2 Certificates (in respect of their principal only components), principal allocable to such classes, sequentially, as follows:

(a)  first, to the Class R Certificates, as principal, until its Class Principal Balance is reduced to zero;

(b)  second, the Class A-1A, Class A-1B and Class A-1C Certificates, as principal, concurrently, pro rata according to principal balance, as follows:

(i)         to the Class A-1A Certificates until its Class Principal Balance is reduced to zero;

(ii)         to the Class A-1B Certificates until its Class Principal Balance is reduced to zero; and

(iii)        to the Class A-1C Certificates until its Class Principal Balance is reduced to zero; and

(c)        third, to the Class X-1 and Class X-2 Certificates, pro rata, until their respective Class Principal Balances are reduced to zero;

3)          (a) on the initial Distribution Date, to the Class A-1A, Class A-1B and Class A-1C Certificates, their Carryover Shortfall Amounts, pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class X-1 and Class X-2 Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-1 and Class X-2 Certificates) (pro rata according to such aggregate interest otherwise distributable to the Class X-1 and Class X-2 Certificates); and

(b)    on each Distribution Date after the initial Distribution Date, to the Class A-1C Certificates, their Carryover Shortfall Amounts from the aggregate interest otherwise distributable to the Class X-1 and Class X-2 Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-1 and Class X-2 Certificates) (pro rata according to such aggregate interest otherwise distributable to the Class X-1 and Class X-2 Certificates);

4)          to the Class B-1 Certificates, accrued and unpaid interest at the Class B-1 certificate interest rate;

5)          to the Class B-1 Certificates, principal allocable to such Class;

6)          to the Class B-2 Certificates, accrued and unpaid interest at the Class B-2 certificate interest rate;

7)          to the Class B-2 Certificates, principal allocable to such Class;

8)          to the Class B-3 Certificates, accrued and unpaid interest at the Class B-3 certificate interest rate;

9)          to the Class B-3 Certificates, principal allocable to such Class;

10)       to the Class B-4 Certificates, accrued and unpaid interest at the Class B-4 certificate interest rate;

11)       to the Class B-4 Certificates, principal allocable to such Class;

12)       to the Class B-5 Certificates, accrued and unpaid interest at the Class B-5 certificate interest rate;

13)       to the Class B-5 Certificates, principal allocable to such Class;

14)       to the Class B-6 Certificates, accrued and unpaid interest at the Class B-6 certificate interest rate;

15)       to the Class B-6 Certificates, principal allocable to such Class;

16)       to the Class B-7 Certificates, accrued and unpaid interest at the Class B-7 certificate interest rate;

17)       to the Class B-7 Certificates, principal allocable to such Class;

18)       to the Class B-8 Certificates, accrued and unpaid interest at the Class B-8 certificate interest rate;

19)       to the Class B-8 Certificates, principal allocable to such Class;

20)       to the Class B-9 Certificates, accrued and unpaid interest at the Class B-9 certificate interest rate;

21)       to the Class B-9 Certificates, principal allocable to such Class;

to the Class B-10, Class B-11, Class B-12, Class B-13 and Class B-14 Certificates, in sequential order, accrued and unpaid interest principal in the same manner as for the Senior Subordinate Certificates;

22)      to the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7, Class B-8, Class B-9, Class B-10, Class B-11, Class B-12, Class B-13 and Class B-14 Certificates, in sequential order, their Carryover Shortfall Amounts, from the remaining aggregate interest otherwise distributable to the Class X-1 and Class X-2 Certificates (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-1 and Class X-2 Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates) (pro rata according to such interest otherwise distributable to the Class X-1 and Class X-2 Certificates); and

23)      to the Class R Certificate, any remaining amount.

In addition, see "Transaction Summary - Class PPP Certificates" in this preliminary term sheet for a description of the distributions on the Class PPP Certificates.

ORIGINATOR DISCLOSURES

Alliance Bancorp:

Alliance Bancorp, also referred to herein as the Originator, is a California corporation.  The Originator is a leading residential mortgage banking company that focuses primarily on the origination and sale of Prime Alt-A mortgages.  Prime Alt-A mortgages are mortgages made to borrowers whose credit is generally within Fannie Mae or Freddie Mac guidelines, but are considered "non-conforming" due to loan balances in excess of maximum conforming lending limits, limited or no documentation required for approval of the borrower.  The Originator's target Prime Alt-A mortgage borrowers consist of prime quality borrowers with high-end FICO scores, low loan-to-value ratios and non-conforming documentation.  The Originator has been originating mortgage loans since 1990 and Option ARM Loans (as defined below) since 2005. The principal executive offices of the Originator are located at 1000 Marina Boulevard, Suite 100, Brisbane, CA 94005.

The following table reflects the Originator's originations of Option ARM Loans and total Alt-A originations for current year and previous two years:

Option ARM Loans	YTD June 30, 2006	Year Ending December 31 2005	Year Ending December 31, 2004
Number Of Loans	1,912	920
Principal Balance	$819,508,520	$405,550334
Total Alt-A
Number Of Loans	6,623	7,765	4,736
Principal Balance	$1,749,867,198	$2,136,298,706	1,376,358,067

The Originator is not aware of any material legal proceeds pending against it or against any of its property, including any proceedings known to be contemplated by governmental authorities.________________________-

"Option ARM Loans" are adjustable rate mortgage loans whose interest rates are tied to an index, which have an initial fixed-rate period of between one and twelve months, and which have a negative amortization feature.

Countrywide Home Loans:

Countrywide Home Loans, Inc. ("Countrywide Home Loans'') is a New York corporation and a direct wholly owned subsidiary of Countrywide Financial Corporation, a Delaware corporation ("Countrywide Financial''). The principal executive offices of Countrywide Home Loans are located at 4500 Park Granada, Calabasas, California 91302. Countrywide Home Loans is engaged primarily in the mortgage banking business, and as part of that business, originates, purchases, sells and services mortgage loans. Countrywide Home Loans originates mortgage loans through a retail branch system and through mortgage loan brokers and correspondents nationwide. Mortgage loans originated by Countrywide Home Loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.  Reference in the remainder of this paragraph to Countrywide Home Loans should be read to include Countrywide Home Loans and its consolidated subsidiaries, including Countrywide Servicing. Countrywide Home Loans services substantially all of the mortgage loans it originates or acquires. In addition, Countrywide Home Loans has purchased in bulk the rights to service mortgage loans originated by other lenders.  Countrywide Home Loans has in the past and may in the future sell to mortgage bankers and other institutions a portion of its portfolio of loan servicing rights.  The following table sets forth, by number and dollar amount of mortgage loans, Countrywide Home Loans' residential mortgage loan production for the periods indicated.

	Consolidated Mortgage Loan Production
	YearsEnded December 31,					Three Months Ended March 31,
	Ten Months
	Ended
	December 31,
	2001	2002	2003	2004	2005	2006
	(Dollars in millions, except average loan amount)
Conventional Conforming Loans Number of Loans	504,975	999,448	1,517,743	846,395	809,630	164,665
Volume of Loans	$ 76,432	$ 150,110	$ 235,868	$ 138,845	$ 167,675	$ 32,068
Percent of Total Dollar Volume	61.7%	59.6%	54.2%	38.2%	34.1%	31.0%
Conventional Non-conforming Loans Number of Loans	137,593	277,626	554,571	509,711	826,178	155,746
Volume of Loans	$ 22,209	$ 61,627	$ 136,664	$ 140,580	$ 225,217	$ 48,204
Percent of Total Dollar Volume	17.9%	24.5%	31.4%	38.7%	45.9%	46.6%
FHA/VA Loans Number of Loans	118,734	157,626	196,063	105,562	80,528	20,487
Volume of Loans	$ 14,109	$ 19,093	$ 24,402	$ 13,247	$ 10,712	$ 2,878
Percent of Total Dollar Volume	11.4%	7.6%	5.6%	3.6%	2.2%	2.8%
Prime Home Equity Loans Number of Loans	164,503	316,049	453,817	587,046	683,887	165,076
Volume of Loans	$ 5,639	$ 11,650	$ 18,103	$ 30,893	$ 42,706	$ 11,063
Percent of Total Dollar Volume	4.5%	4.6%	4.2%	8.5%	8.7%	10.7%
Nonprime Mortgage Loans Number of Loans	43,359	63,195	124,205	250,030	278,112	59,226
Volume of Loans	$ 5,580	$ 9,421	$ 19,827	$ 39,441	$ 44,637	$ 9,205
Percent of Total Dollar Volume	4.5%	3.7%	4.6%	11.0%	9.1%	8.9%
Total Loans Number of Loans	969,164	1,813,944	2,846,399	2,298,744	2,678,335	565,200
Volume of Loans	$ 123,969	$ 251,901	$ 434,864	$ 363,006	$ 490,947	$ 103,418
Average Loan Amount	$ 128,000	$ 139,000	$ 153,000	$ 158,000	$ 183,000	$ 183,000
Non-Purchase Transactions(1)	63%	66%	72%	51%	53%	55%
Adjustable-Rate Loans(1)	12%	14%	21%	52%	52%	50%

 First Magnus:

First Magnus Financial Corporation, an Arizona corporation, was formed in 1996.  The company is principally engaged in the origination of residential mortgage loans on a retail and wholesale basis.  Generally, such loans are subsequently sold to investors or financial institutions as part of a collateralized investment package.  The Company maintains its headquarters in Tucson, Arizona, and does business in all 50 states.

First Horizon:

First Horizon Home Loan Corporation, a Kansas corporation.  The principal executive office of First Horizon Home Loan Corporation is located at 4000 Horizon Way, Irving, Texas  75063, and its telephone number is (214) 441-4000.  First Horizon Home Loan Corporation is an indirect wholly owned subsidiary of First Tennessee Bank National Association.  First Horizon Home Loan Corporation was established in 1995 through a merger between the former Carl I. Brown and Co., MNC Mortgage Corp., and Sunbelt National Mortgage Corp.  On March 4, 2000, First Horizon Home Loan Corporation officially changed its name from FT Mortgage Cos. to First Horizon Home Loan Corporation.  For over  27 years, First Horizon Home Loan Corporation and its predecessors in interest have been engaged principally in the business of origination, purchasing and selling residential mortgage loans in its own name and through its affiliates. First Horizon Home Loan Corporation is engaged primarily in the mortgage banking business, and as such, originates, purchases, sells and services mortgage loans.  First Horizon Home Loan Corporation has originated and serviced residential mortgage loans for 20 years through a retail branch system and through mortgage loan brokers and correspondents nationwide.  First Horizon Home Loan Corporation's mortgage loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.

MORTGAGE LOANS SERVICED BY COUNTRYWIDE

General

            Approximately [23.37]% (by principal balance) of the mortgage loans underlying the certificates (the "Countrywide Loans") have been originated by Countrywide Home Loans, Inc. ("Countrywide"). The Countrywide Loans will be serviced by Countrywide pursuant to a mortgage loan purchase and servicing agreement (the "Countrywide Agreement") entered into between Countrywide and Washington Mutual Mortgage Securities Corp., which agreement will be assigned to the Trust pursuant to the pooling and servicing agreement (the "Pooling Agreement"). The functions to be performed by Countrywide with respect to the Countrywide Loans will include payment collection and payment application, default management and escrow administration. Washington Mutual Bank will calculate monthly distributions to certificateholders and prepare monthly distribution reports with respect to all of the mortgage loans, including the Countrywide Loans.

            Countrywide is a New York corporation and a direct wholly owned subsidiary of Countrywide Financial Corporation, a Delaware corporation. The principal executive offices of Countrywide are located at 4500 Park Granada, Calabasas, California 91302. Countrywide is engaged primarily in the mortgage banking business, and as part of that business, originates, purchases, sells and services mortgage loans. Countrywide originates mortgage loans through a retail branch system and through mortgage loan brokers and correspondents nationwide. Mortgage loans originated by Countrywide are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.

Countrywide's Servicing Obligations

            Servicing Standard. Pursuant to the Countrywide Agreement, Countrywide will be required to service the Countrywide Loans in accordance with the procedures, including prudent collection and loan administration procedures, and the standard of care, employed by prudent mortgage servicers that service similar mortgage loans in the jurisdictions in which the related mortgaged properties are located.  Such standard of care will not be lower than the standard of care Countrywide customarily employs and exercises in servicing and administering similar mortgage loans for its own account.

            Waivers and Modifications. Countrywide will be permitted to waive, modify or vary any term of any Countrywide Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any mortgagor, if in Countrywide's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Trust, subject to exceptions described in the Countrywide Agreement.

            Custodial Account, Escrow Account and Investment Account. Within two business days of receipt, Countrywide will be required to deposit in a custodial account maintained by Countrywide the following amounts with respect to the Countrywide Loans:  (i) all mortgagor payments, including scheduled monthly payments (net of Countrywide's servicing fee) and principal prepayments, (ii) all liquidation proceeds and insurance proceeds (other than insurance proceeds required for the restoration or repair of the related mortgaged property) and (iii) other amounts described in the Countrywide Agreement. In addition, Countrywide will be required to deposit in the custodial account each month (i) any required advances of principal and interest (as described below), (ii) any compensating interest (as described below) and (iii) proceeds of any Countrywide Loan repurchased by Countrywide in accordance with the Countrywide Agreement. Within two business days of receipt, Countrywide will be required to transfer into an escrow account maintained by Countrywide all escrow payments (which are payments made by some mortgagors and held by the servicer in escrow for future payment of taxes and insurance).

            On the 18th day of each month (or the next business day, if such 18th day is not a business day), Countrywide will be required to transfer from the custodial account into an investment account maintained by Washington Mutual Bank the funds held in the custodial account that are required to be distributed to certificateholders on the Distribution Date in that month.

            Permitted Withdrawals. Countrywide will be permitted to make withdrawals, from time to time, from the custodial account for the following purposes:

·         to reimburse itself for advances, as described under "—Advances" below;

·         to pay to itself the servicing fee (to the extent not already retained);

·         to pay to itself investment earnings earned on funds held in the custodial account;

·         to remit to the applicable insurer any primary mortgage insurance premiums that are payable by the mortgagee; and

·         other permitted purposes described in the Countrywide Agreement.

            Advances. Countrywide will be required under the Countrywide Agreement to advance its own funds (i) to cover any shortfall between payments of principal and interest scheduled to be received in respect of the Countrywide Loans each month and the amounts actually received, (ii) to pay any taxes or insurance with respect to mortgaged properties to the extent not paid by the mortgagor, (iii) to cover costs and expenses in connection with foreclosure and bankruptcy proceedings, (iv) to cover the cost of preserving, restoring and protecting the mortgaged properties and (v) to cover the cost of managing and liquidating properties acquired through foreclosure; provided, however, that Countrywide will not make the advances described in clause (i) above unless it determines that such advance will be recoverable from amounts received for the applicable mortgage loan; provided, further, that in the case of clause (iv) above, Countrywide will not make advances for the restoration of properties unless it determines that (x) the restoration will increase the liquidation proceeds after reimbursement to itself for those advances and (y) such advances will be recoverable from amounts received for the applicable mortgage loan. Countrywide will not charge interest or other fees with respect to any advances.

If Countrywide determines that an advance previously made with respect to a Countrywide Loan is not recoverable from amounts to be received for that loan or if all funds with respect to that loan have previously been remitted to the Trust, Countrywide will be entitled to be reimbursed for such advance from collections on other Countrywide Loans owned by the Trust.

            Foreclosure.Countrywide will be required under the Countrywide Agreement to foreclose upon the mortgaged property related to each defaulted Countrywide Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. Countrywide will not be permitted to foreclose upon a mortgaged property if it is aware of evidence of toxic waste or other environmental contamination on the mortgaged property, unless it has made certain determinations with respect to the mortgaged property as described in the Countrywide Agreement.

           Maintenance of Primary Mortgage, Hazard and Flood Insurance. Countrywide will be required under the Countrywide Agreement to keep in full force and effect a primary mortgage insurance policy for each Countrywide Loan until the loan-to-value ratio has been reduced to a ratio for which Fannie Mae no longer requires such insurance to be maintained, unless state law provides that the mortgagor may elect to cancel.

Countrywide will also be required to maintain or cause to be maintained hazard insurance and, if applicable, flood insurance for each Countrywide Loan.

            Limitations on Countrywide's Liability. See "Description of the Securities—Matters Regarding the Servicer and the Depositor" in the prospectus for a description of certain limitations on Countrywide's liability under the Countrywide Agreement.

            Back-up Servicing. See "Description of the Securities—Events of Default Under the Governing Agreement and Rights Upon Events Of Default" in the prospectus for a description of the material terms under the Countrywide Agreement regarding Countrywide's replacement, resignation or transfer.

Principal Prepayments and Compensating Interest

Distribution of Principal Prepayments -

            On each Distribution Date, principal prepayments in full ("Payoffs") and partial prepayments ("Curtailments") collected on the mortgage loans are distributed to certificateholders.  However, the timing of distribution of Payoffs differs with respect to the Countrywide Loans and the mortgage loans other than the Countrywide Loans. For the Countrywide Loans and for each Distribution Date and any loan group, for purposes of determining distributions of principal on the certificates, the "Principal Prepayment Amount" is the sum, with respect to the mortgage loans in that loan group, of all Payoffs and Curtailments  relating to the mortgage loans in that loan group that were received during the prior calendar month, reduced (but not to less than zero) by the aggregate amount of negative amortization with respect to the mortgage loans during the prior calendar month. See the Free Writing Prospectus for a definition of "Principal Prepayment Amount" with respect to the mortgage loans other than the Countrywide Loans.  For the Countrywide Loans and for each Distribution Date and any loan group, the "Available Distribution Amount" equals the sum of the amounts described in the definition thereof in the Free Writing Prospectus, except that clause (1)(c) thereof reads as follows:  "all Payoffs received after the Prepayment Period immediately preceding that Distribution Date (together with any interest payment received with those Payoffs)".

Payment of Compensating Interest

            As a result of the delay in distributions of Payoffs and Curtailments to certificateholders, the interest collected on the mortgage loans is not sufficient to pay the full amount of interest accrued on the certificates. To reduce this interest shortfall, each of Countrywide and Washington Mutual Bank is required to pay compensating interest with respect to the mortgage loans it services. Below is a description of the compensating interest required to be paid by Countrywide under the Countrywide Agreement.  See the Free Writing Prospectus for a description of the compensating interest required to be paid by Washington Mutual Bank under the Pooling Agreement (which differs from the amount of compensating interest required to be paid by Countrywide).

            When a mortgagor makes a Payoff on a Countrywide Loan between Due Dates, the mortgagor pays interest on the Payoff only to the date of prepayment. Because the Payoff is not distributed to the related certificateholders until the Distribution Date in the next month, an interest shortfall results in the amount of thirty days of interest on the amount of the Payoff less the amount of interest actually paid by the mortgagor.  When a mortgagor makes a Curtailment with respect to a Countrywide Loan, the mortgagor does not pay any interest on the Curtailment, and the principal balance of the mortgage loan is reduced by the amount of the Curtailment as of the Due Date in the calendar month of receipt, but the Curtailment is not distributed to the related certificateholders until the Distribution Date in the next month. This results in an interest shortfall in the amount of thirty days of interest on the amount of the Curtailment.

            For each Distribution Date, Countrywide will be obligated under the Countrywide Agreement to remit to the custodial account compensating interest in an amount equal to the lesser of (a) any shortfall in interest collections with respect to Payoffs and Curtailments received in the prior calendar month and (b) the servicing fee payable to Countrywide.

To the extent that compensating interest is insufficient to cover the interest shortfall resulting from the timing of distributions of Payoffs and Curtailments, or to the extent that there is an interest shortfall resulting from the application of the Servicemembers Relief Act, that remaining shortfall will be allocated to the certificates pro rata according to the amount of interest to which each class of certificates would otherwise be entitled in reduction of that amount.

IMPORTANT NOTICE REGARDING COLLATERAL MATERIALS

            The information contained in this section has not been independently verified by WaMu Capital Corp.  The information contained in this section is Final and subject to change and supersedes information contained in any prior collateral materials for this transaction.

WMALT Mortgage Pass-Through Certificates
Series 2006-AR7
Mortgage Loans
Preliminary Collateral Information As of 08/01/06

TOTAL CURRENT BALANCE	$960,730,896
TOTAL ORIGINAL BALANCE	$961,741,103

NUMBER OF LOANS	2,267

			Minimum		Maximum
AVG CURRENT BALANCE	$423,790		$53,900		$2,500,000
AVG ORIGINAL BALANCE	$424,235		$53,900		$2,500,000

WAVG GROSS COUPON	6.84%		1.00%		10.33%
WAVG GROSS MARGIN	3.48%		1.55%		5.90%
WAVG MAX INT RATE	10.17%		9.95%		12.45%

WAVG CURRENT LTV	74.37%		11.18%		95.17%

WAVG FICO SCORE	705		0		819

WAVG MONTHS TO ROLL	1	Month(s)	1	Month(s)	3	Month(s)

WAVG NEG AM LIMIT	113%		110%		115%
WAVG PAYMENT CAP	7.01%		0.00%		7.50%
WAVG RECAST	60	Month(s)	60	Month(s)	60	Month(s)

WAVG ORIGINAL TERM	367	Month(s)	360	Month(s)	480	Month(s)
WAVG REMAINING TERM	366	Month(s)	347	Month(s)	480	Month(s)
WAVG SEASONING	1	Month(s)	0	Month(s)	13	Month(s)

NZ WAVG PREPAY TERM	28	Month(s)	6	Month(s)	36	Month(s)

TOP STATE CONC	CA(64.80%),FL(7.92%),AZ(4.06%)
MAXIMUM CA ZIPCODE	1.17%

FIRST PAY DATE			August 1,2005		September 1,2006

RATE CHANGE DATE			September 1,2006		November 1,2006

MATURITY DATE			July 1,2035		August 1,2046

PRODUCT	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Option ARM	2,267	$960,730,895.93	100.00%
Total	2,267	$960,730,895.93	100.00%

INDEX	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
LIBOR	73	$35,580,393.86	3.70%
MTA	2,194	925,150,502.07	96.30
Total	2,267	$960,730,895.93	100.00%

CURRENT BALANCE ($)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—100,000	22	$1,831,070.95	0.19%
100,001—200,000	298	46,936,464.31	4.89
200,001—300,000	484	121,814,064.69	12.68
300,001—400,000	457	159,845,338.89	16.64
400,001—500,000	358	161,646,531.76	16.83
500,001—600,000	278	152,504,317.29	15.87
600,001—700,000	145	93,040,835.70	9.68
700,001—800,000	67	49,700,684.61	5.17
800,001—900,000	40	34,237,993.71	3.56
900,001—1,000,000	63	61,208,338.48	6.37
1,000,001—1,100,000	7	7,083,467.78	0.74
1,100,001—1,200,000	11	12,879,009.85	1.34
1,200,001—1,300,000	8	9,972,054.35	1.04
1,300,001—1,400,000	8	10,749,045.27	1.12
1,400,001—1,500,000	6	8,832,773.79	0.92
1,500,001—1,600,000	2	3,076,018.21	0.32
1,600,001—1,700,000	3	4,917,669.99	0.51
1,700,001—1,800,000	4	6,969,557.51	0.73
1,800,001—1,900,000	1	1,863,221.83	0.19
2,000,001—2,100,000	1	2,015,559.02	0.21
2,100,001—2,200,000	1	2,170,000.00	0.23
2,400,001—2,500,000	3	7,436,877.94	0.77
Total	2,267	$960,730,895.93	100.00%

GROSS COUPON (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0.751—1.000	151	$85,558,317.88	8.91%
1.001—1.250	8	3,795,635.67	0.40
1.251—1.500	6	2,645,636.00	0.28
1.501—1.750	5	3,214,000.00	0.33
1.751—2.000	101	56,008,633.50	5.83
2.001—2.250	2	604,040.42	0.06
2.251—2.500	28	9,268,038.89	0.96
2.501—2.750	2	498,000.00	0.05
2.751—3.000	8	1,941,407.23	0.20
3.001—3.250	8	3,248,235.94	0.34
3.251—3.500	7	1,197,945.51	0.12
3.501—3.750	1	249,774.93	0.03
3.751—4.000	6	1,490,154.21	0.16
4.001—4.250	3	346,587.43	0.04
6.001—6.250	1	800,000.00	0.08
6.251—6.500	6	2,743,622.17	0.29
6.501—6.750	9	3,658,080.23	0.38
6.751—7.000	32	13,957,515.29	1.45
7.001—7.250	109	50,603,315.66	5.27
7.251—7.500	165	74,057,051.29	7.71
7.501—7.750	244	102,024,977.76	10.62
7.751—8.000	490	180,735,823.24	18.81
8.001—8.250	464	189,343,885.97	19.71
8.251—8.500	143	57,335,986.37	5.97
8.501—8.750	80	33,785,971.76	3.52
8.751—9.000	86	38,357,983.25	3.99
9.001—9.250	40	15,067,279.21	1.57
9.251—9.500	36	16,489,263.74	1.72
9.501—9.750	19	7,413,952.43	0.77
9.751—10.000	4	2,637,779.95	0.27
10.001—10.250	1	508,000.00	0.05
10.251—10.500	2	1,144,000.00	0.12
Total	2,267	$960,730,895.93	100.00%

GROSS MARGIN (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1.501—1.750	1	$1,480,000.00	0.15%
1.751—2.000	7	3,543,622.17	0.37
2.001—2.250	8	3,847,215.95	0.40
2.251—2.500	33	14,086,015.71	1.47
2.501—2.750	106	52,130,208.11	5.43
2.751—3.000	267	123,849,523.07	12.89
3.001—3.250	322	148,165,639.20	15.42
3.251—3.500	549	215,075,145.86	22.39
3.501—3.750	474	198,218,209.28	20.63
3.751—4.000	227	86,488,765.97	9.00
4.001—4.250	67	26,895,200.46	2.80
4.251—4.500	81	33,568,528.96	3.49
4.501—4.750	58	22,907,835.82	2.38
4.751—5.000	39	17,912,672.58	1.86
5.001—5.250	19	7,161,332.84	0.75
5.251—5.500	4	2,151,525.66	0.22
5.501—5.750	3	2,105,454.29	0.22
5.751—6.000	2	1,144,000.00	0.12
Total	2,267	$960,730,895.93	100.00%

MAX INT RATE (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
9.751—10.000	1,932	$800,573,716.28	83.33%
10.501—10.750	1	284,261.36	0.03
10.751—11.000	209	111,508,051.49	11.61
11.501—11.750	1	472,000.00	0.05
11.751—12.000	123	47,691,877.19	4.96
12.251—12.500	1	200,989.61	0.02
Total	2,267	$960,730,895.93	100.00%

ORIGINAL TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
360	2,119	$903,299,565.45	94.02%
480	148	57,431,330.48	5.98
Total	2,267	$960,730,895.93	100.00%

NEG AM LIMIT (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
110	899	$403,216,986.85	41.97%
115	1,368	557,513,909.08	58.03
Total	2,267	$960,730,895.93	100.00%

REMAINING TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
341—350	5	$2,126,365.44	0.22%
351—360	2,114	901,173,200.01	93.80
471—480	148	57,431,330.48	5.98
Total	2,267	$960,730,895.93	100.00%

SEASONING (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 0	93	$39,112,814.33	4.07%
1—6	2,169	919,491,716.16	95.71
7—12	4	1,792,619.86	0.19
13 >=	1	333,745.58	0.03
Total	2,267	$960,730,895.93	100.00%

CURRENT LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	1	$82,081.88	0.01%
21—25	2	1,122,970.47	0.12
26—30	4	1,559,742.13	0.16
31—35	13	4,303,464.60	0.45
36—40	11	2,989,371.07	0.31
41—45	21	8,772,663.52	0.91
46—50	21	7,508,992.51	0.78
51—55	34	13,803,705.29	1.44
56—60	67	32,076,547.48	3.34
61—65	100	47,210,861.64	4.91
66—70	277	133,226,213.41	13.87
71—75	329	160,930,637.98	16.75
76—80	1,088	443,084,713.75	46.12
81—85	201	75,722,324.37	7.88
86—90	58	15,390,362.44	1.60
91—95	33	10,958,938.75	1.14
96—100	7	1,987,304.64	0.21
Total	2,267	$960,730,895.93	100.00%

ORIGINAL LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
21—25	2	$1,122,970.47	0.12%
26—30	4	1,559,742.13	0.16
31—35	13	4,303,464.60	0.45
36—40	12	3,223,524.15	0.34
41—45	20	8,538,510.44	0.89
46—50	21	7,508,992.51	0.78
51—55	33	13,647,668.77	1.42
56—60	70	32,651,712.10	3.40
61—65	100	47,452,834.57	4.94
66—70	321	151,553,985.71	15.77
71—75	305	151,796,417.62	15.80
76—80	1,246	503,429,259.84	52.40
81—85	24	6,147,585.08	0.64
86—90	71	19,791,719.40	2.06
91—95	25	8,002,508.54	0.83
Total	2,267	$960,730,895.93	100.00%

FICO SCORE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 499	2	$632,985.43	0.07%
580—599	2	730,356.68	0.08
600—619	8	2,345,604.15	0.24
620—639	194	72,155,623.44	7.51
640—659	252	97,621,582.18	10.16
660—679	359	146,229,276.72	15.22
680—699	360	146,644,620.21	15.26
700—719	317	138,824,778.43	14.45
720—739	214	95,323,856.30	9.92
740—759	196	92,585,521.03	9.64
760—779	200	94,021,373.57	9.79
780—799	122	55,500,891.25	5.78
800 >=	41	18,114,426.54	1.89
Total	2,267	$960,730,895.93	100.00%

DOCUMENTATION	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Full	138	$54,807,508.00	5.70%
No Doc/NINA	282	114,351,449.88	11.90
No Ratio/NORA	181	75,493,228.37	7.86
Reduced Doc	1,666	716,078,709.68	74.53
Total	2,267	$960,730,895.93	100.00%

OCCUPANCY	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Investor	330	$103,378,240.36	10.76%
Owner Occupied	1,750	794,267,129.94	82.67
Second Home	187	63,085,525.63	6.57
Total	2,267	$960,730,895.93	100.00%

PROPERTY TYPE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Duplex	58	$25,559,756.87	2.66%
Fourplex	35	18,130,319.77	1.89
Hi Rise Condo	22	10,376,069.15	1.08
Low Rise Condo	228	71,271,124.48	7.42
PUD	441	193,825,429.06	20.17
Single Family Residence	1,457	628,856,984.92	65.46
Townhouse	3	1,219,801.67	0.13
Triplex	23	11,491,410.01	1.20
Total	2,267	$960,730,895.93	100.00%

PURPOSE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Home Improvement	1	$442,935.71	0.05%
Purchase	650	267,024,049.92	27.79
Refi—Cash Out	1,176	487,617,289.98	50.75
Refi—No Cash Out	440	205,646,620.32	21.41
Total	2,267	$960,730,895.93	100.00%

PREPAY TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0	485	$224,600,968.22	23.38%
6	4	1,460,569.12	0.15
12	560	244,169,800.50	25.42
24	61	24,775,540.01	2.58
30	3	1,042,288.33	0.11
36	1,154	464,681,729.75	48.37
Total	2,267	$960,730,895.93	100.00%

STATE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
AK	1	$408,735.11	0.04%
AL	3	593,349.14	0.06
AR	1	154,644.92	0.02
AZ	119	38,974,822.57	4.06
CA	1,285	622,589,901.93	64.80
CO	19	7,009,025.55	0.73
CT	7	2,432,066.81	0.25
DC	2	1,435,521.96	0.15
FL	231	76,113,704.91	7.92
GA	20	6,884,565.94	0.72
HI	33	20,579,262.11	2.14
IA	2	457,759.65	0.05
ID	7	3,482,633.63	0.36
IL	38	15,225,239.08	1.58
IN	1	171,920.00	0.02
LA	1	108,556.74	0.01
MA	30	11,993,908.31	1.25
MD	41	13,394,265.62	1.39
ME	1	132,099.61	0.01
MI	21	6,335,459.79	0.66
MN	5	2,426,498.62	0.25
MO	1	84,541.79	0.01
MS	1	139,772.00	0.01
MT	2	744,673.15	0.08
NC	12	3,971,322.07	0.41
NE	1	199,095.10	0.02
NH	3	1,011,649.82	0.11
NJ	36	14,915,849.98	1.55
NM	10	3,102,848.42	0.32
NV	118	33,222,066.70	3.46
NY	8	3,394,921.32	0.35
OH	2	553,873.70	0.06
OK	3	816,102.27	0.08
OR	13	4,277,885.44	0.45
PA	11	3,098,544.06	0.32
RI	9	2,831,770.72	0.29
SC	2	682,081.88	0.07
TN	1	301,600.00	0.03
TX	24	4,905,071.59	0.51
UT	14	3,497,645.23	0.36
VA	73	29,625,847.85	3.08
WA	52	17,399,529.01	1.81
WI	2	281,511.83	0.03
WY	1	768,750.00	0.08
Total	2,267	$960,730,895.93	100.00%

BACK DTI (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	383	$164,204,873.57	17.09%
15.00 or less	31	12,824,309.78	1.33
15.01—20.00	40	13,488,438.24	1.40
20.01—25.00	120	47,453,377.90	4.94
25.01—30.00	196	82,334,536.42	8.57
30.01—35.00	323	133,891,668.75	13.94
35.01—40.00	509	207,879,989.99	21.64
40.01—45.00	407	182,067,288.96	18.95
45.01—50.00	172	81,502,454.05	8.48
50.01—55.00	83	33,528,679.46	3.49
55.01—60.00	3	1,555,278.81	0.16
Total	2,267	$960,730,895.93	100.00%

 At origination, the weighted average monthly debt-to-income ratio of all debt of the mortgage loans (exclusive of the data not compiled) was approximately 37.06%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the monthly debt-to-income ratio of all debt distribution of such mortgage loans does not differ from such distribution for the remaining mortgage loans, and the distribution could differ substantially.

COMBINED LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
No Second Lien	1,530	$614,534,916.27	63.97%
60.00 or less	6	5,092,834.45	0.53
60.01—65.00	5	2,655,494.75	0.28
65.01—70.00	1	1,670,460.99	0.17
70.01—75.00	11	8,630,029.52	0.90
75.01—80.00	34	19,416,073.96	2.02
80.01—85.00	59	37,490,542.17	3.90
85.01—90.00	588	253,862,940.34	26.42
90.01—95.00	31	16,708,003.48	1.74
95.01—100.00	2	669,600.00	0.07
Total	2,267	$960,730,895.93	100.00%

At origination, the weighted average combined loan-to-value ratio of the first and second liens of the mortgage loans (exclusive of mortgage loans with no second lien) was approximately 87.26%.